Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Xenetic Biosciences, Inc. on Form S-8 (File Nos. 333-261956, 333-237529, 333-222272 and 333-218024) and on Form S-3 (File Nos. 333-282756, 333-258810, and 333-233769) of our report dated March 18, 2025, with respect to our audit of the consolidated financial statements of Xenetic Biosciences, Inc. as of December 31, 2024, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Hartford, CT

March 12, 2026